Exhibit 99(j)(1)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-111986 of Tamarack Funds Trust on Form N-1A of our report dated June 18, 2004 appearing in the Annual Report to Shareholders for the Tamarack Funds (including Large Cap Equity Fund, Mid Cap Equity Fund, Small Cap Equity Fund, Government Income Fund, Quality Fixed Income Fund, and North Carolina Tax-Free Bond Fund) for the year ended April 30, 2004, and to the reference to us under the headings "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information which is part of such Registration Statement.


/S/ DELOITTE & TOUCHE LLP

Chicago, Illinois
September 29, 2004